Exhibit 10.10

OPERATIONAL SERVICES AGREEMENT

by and among

PHILLIPS 66 CARRIER LLC,

PHILLIPS 66 PARTNERS HOLDINGS LLC

and

PHILLIPS 66 PIPELINE LLC

i

Exhibits

A	Description of Pipelines and Terminals
B	Maintenance Services
C	Operating Services
D	Administrative Services
E	Construction Services
F	Accounting Procedures
G	Dispute Resolution Procedures

ii

OPERATIONAL SERVICES AGREEMENT

This OPERATIONAL SERVICES AGREEMENT is made and entered into this      day of         , 2013, by and between PHILLIPS 66 CARRIER LLC, a Delaware limited liability company (“Carrier”), PHILLIPS 66 PARTNERS HOLDINGS LLC, a Delaware limited liability company (“Holdings”) and PHILLIPS 66 PIPELINE LLC, a Delaware limited liability company (“Operator”). Carrier and Holdings are collectively referred to herein as “Company”.

WITNESSETH:

WHEREAS, Company owns various crude oil and refined products pipelines and terminal assets; and

WHEREAS, Operator has experience and expertise in the maintenance and operation of pipelines and terminals and can provide or make available to Company the personnel, technology, and other resources necessary to maintain and operate such crude oil and refined products pipelines and terminal assets; and

WHEREAS, Company and Operator desire that Operator maintain and operate such crude oil and refined products pipelines and terminal assets for Company;

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Company and Operator, Company and Operator agree as follows:

Article I. Defined Terms

1.01 Defined Terms. The following definitions shall for all purposes, unless clearly indicated to the contrary, apply to the capitalized terms used in this Operational Services Agreement:

(a)	“Accounting Procedures” has the meaning set forth in Section 3.01 hereof and Exhibit F hereto.

(b)	“Administrative Services” has the meaning set forth in Section 2.01(c) hereof.

(c)	“Affiliate” means with respect to any Person: (i) any other Person which beneficially owns, directly or indirectly, fifty percent (50%) or more of such Person’s stock or fifty percent (50%) or more of the ownership interest entitled to vote in such Person, or (ii) any other Person as to which fifty percent (50%) or more of the voting stock or fifty percent (50%) or more of the ownership interest entitled to vote therein, is beneficially owned, directly or indirectly, either by such Person or by an affiliate of such Person as defined in (i) above. For the purposes of this Agreement, Company and Operator are not considered Affiliates.

(d)	“Agreement” means this Operational Services Agreement, together with all exhibits attached hereto, as the same may be amended, supplemented or restated from time to time in accordance with the provisions hereof.

(e)	“Bankruptcy” means, with respect to any Person, that: (i) such Person (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (D) files a petition or answer seeking for such Person, a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (A) through (D) of this clause (i); or (F) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (ii) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced, and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or all or any substantial part of such Person’s properties has been appointed and 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

(f)	“Business Day” means any Day except for Saturday, Sunday or a legal holiday in the State of Texas.

(g)	“Carrier” has the meaning set forth in the introductory paragraph hereof.

(h)	“Category of Expenditure” means each of the types of capital and expense expenditures, or combinations thereof, for the Services set forth in Section 2.01 hereof and in accordance with the Accounting Procedures set forth in Exhibit F.

(i)	“Partnership Change of Control” means Phillips 66 Company ceases to Control the general partner of Phillips 66 Partners LP.

(j)	“Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual or consequential), including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

(k)	“Claim Notice” has the meaning set forth in Section 6.05 hereof.

(l)	“Company” has the meaning set forth in the introductory paragraph hereof.

(m)	“Construction Services” has the meaning set forth in Section 2.01(d) hereof.

(n)	“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

(o)	“Day” means the period of time commencing at 0000 hours on one calendar day and running until, but not including, 0000 hours on the next calendar day, according to Houston, Texas, local time.

(p)	“Dispute Resolution Procedures” has the meaning set forth in Section 14.01 hereof.

(q)	“DOT” means the United States Department of Transportation.

(r)	“Effective Date” means the date of the closing of the initial public offering of common units representing limited partner interests in Phillips 66 Partners LP.

(s)	“FERC” means the Federal Energy Regulatory Commission.

(t)	“Force Majeure” has the meaning set forth in Section 10.02 hereof.

(u)	“GAAP” means United States generally accepted accounting principles.

(v)	“Holdings” has the meaning set forth in the introductory paragraph hereof.

(w)	“Indemnified Parties” has the meaning set forth in Section 6.03 hereof.

(x)	“Law” means any applicable constitutional provision, statute, act, code, law, regulation ordinance, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision or declaration.

(y)	“Liability Claim” means any Claim against Operator or Company, except Claims made by employees under any workers compensation Law or those fully covered by insurance.

(z)	“Maintenance Services” has the meaning set forth in Section 2.01(a) hereof.

(aa)	“Material Default” means: (i) the failure of a Party to pay the other Party any material amount of money payable by that Party, except a failure related to a bona fide business dispute about the amount of such payment or the liability for such payment, not accompanied by a general failure by that Party to pay the amounts it owes under this Agreement, (ii) the general, continuing failure of a Party to perform its material obligations under this Agreement, except when excused by Force Majeure or by some other provision of this Agreement, and except a failure related to a bona fide dispute about any obligation, or (iii) with respect to Company, its failure to approve any budgetary expense or capital project involving any pipeline integrity, compliance or regulatory issue that Operator, in its reasonable judgment, deems necessary or required by any Law.

(bb)	“Month” or “Monthly” means a calendar month commencing at 0000 hours on the first Day thereof and running until, but not including, 0000 hours on the first Day of the following calendar month, according to Houston, Texas, local time.

(cc)	“Normal Business Hours” means the period of time commencing at 0800 hours on one Day and running until 1700 hours on the same Day, according to Houston, Texas, local time.

(dd)	“Notice” means any notice, request, instruction, correspondence or other communication permitted or required to be given under this Agreement in accordance with Article XI hereof, or received from a Person who is not a Party.

(ee)	“Omnibus Agreement” shall mean the Omnibus Agreement by and among Phillips 66 Company, Phillips 66 Pipeline LLC, Phillips 66 Partners LP and Phillips 66 Partners GP LLC.

(ff)	“Operating Services” has the meaning set forth in Section 2.01(b) hereof.

(gg)	“Operator” has the meaning set forth in the introductory paragraph hereof.

(hh)	“Overrun” has the meaning set forth in Section 3.03(b) hereof.

(ii)	“Parties” means Carrier, Holdings and Operator, collectively.

(jj)	“Party” means Carrier, Holdings or Operator, individually.

(kk)	“Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body, and shall include any successor (by merger or otherwise) of such entity.

(ll)	“Pipelines” means the crude oil pipelines and refined petroleum products pipelines and related facilities identified in Exhibit A hereto, and any other crude oil pipelines, natural gas pipelines, natural gas liquid pipelines, liquefied petroleum gas pipelines and refined petroleum products pipelines and related facilities that Operator agrees to operate on behalf of Company upon reasonable request by Company.

(mm)	“Recovery Claim” means any liability or claim which Company has against one or more Persons.

(nn)	“Services” means the Maintenance Services, Operating Services, Administrative Services, Construction Services, and the other services included in Section 2.01 hereof, collectively.

(oo)	“Terminals” means the terminals and related facilities identified in Exhibit A hereto, and any other terminals and related facilities that Operator agrees to operate on behalf of Company upon reasonable request by Company.

(pp)	“Year” means a period of three hundred sixty five (365) consecutive Days, commencing on the date hereof, and it shall also include each successive three hundred sixty five (365) Day period; provided, however, that any Year which contains a date of February 29 shall consist of three hundred sixty six (366) Days.

1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections and exhibits shall be deemed references to Articles and Sections of, and exhibits to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any reference to any federal, state or local statute, act, code or law shall be deemed also to refer to all rules, regulations and directives promulgated thereunder (and to any successor provision).

Article II. Responsibilities of Operator

2.01 Services to be Provided by Operator. During the term of this Agreement, and subject to the terms and conditions hereof, Operator shall be obligated to perform and provide, or cause to be performed and provided, the following Services:

(a)	Such services as may be required by Company for the day-to-day routine and emergency maintenance and repair of the Pipelines and Terminals. Operator’s obligation to maintain and repair the Pipelines and Terminals shall include the obligation to perform and provide such maintenance, repair and related services and activities as are described in Exhibit B (the “Maintenance Services”).

(b)	Such services as may be required by Company for the day-to-day operation of the Pipelines and Terminals. Operator’s obligation to operate the Pipelines and Terminals shall include the obligation to perform and provide such operating services and activities as are described in Exhibit C (the “Operating Services”).

(c)	Such administrative services as may be required by Company in order for it to own the Pipelines and Terminals and conduct its business and affairs from time to time. Operator’s obligation to provide administrative services shall include the obligation to perform and provide such administrative services as are described in Exhibit D (the “Administrative Services”).

(d)	Such construction and related services as may be required by Company from time to time in connection with the Pipelines and Terminals, consisting of the services described in Exhibit E (the “Construction Services”).

(e)	Such other services related to the Pipelines and Terminals as the Parties may agree upon in writing from time to time.

2.02 Manner of Performing/Providing Services. The Services to be performed and provided by Operator hereunder shall be performed and provided in an efficient and prudent manner with the same degree of diligence and care that Operator would exercise if operating its own property and in all respects in accordance with all applicable Laws relating to Operator, Company and the Pipelines and Terminals, and Company’s ownership and operation thereof. Operator shall operate the Pipelines and Terminals in a safe, professional and economical manner and, in a timely fashion, shall advise Company of all matters of significance that could affect the safety or economics relating to their operation so that Company can make appropriate decisions with respect thereto. Operator shall provide such Services in accordance with and subject to the terms of the budget that is submitted by it to and approved by Company pursuant to Section 3.03 hereof.

2.03 Personnel. Operator shall utilize and have supervision, subject to the ultimate direction and control of Company, over such Persons (including consultants and professionals, service or other organizations) as Operator deems necessary or appropriate in order to permit Operator to perform its duties and responsibilities hereunder in an efficient and prudent manner. Subject to Operator’s right to be reimbursed for such expenses in accordance with the Accounting Procedures (as defined in Section 3.01), Operator shall pay all expenses incurred by it in connection with the retention of such Persons, including, but not limited to, compensation, salaries, wages and overhead and administrative expenses, charges to or incurred by Operator, and, if applicable, social security taxes, workers compensation insurance, retirement and insurance benefits and other such expenses. Any such Persons retained by Operator may be union or non-union employees, and Operator shall have the sole right to negotiate the terms and provisions of any labor or other agreements with the unions to which such employees belong. Operator shall provide, or cause to be provided, all workers who will perform Services. With respect to Company operations in Texas, Operator shall obtain workers’ compensation coverage as defined by Texas Labor Code Section 401.011(44) on behalf of both Operator and Company, and Company shall be considered an employer solely for the purposes of Texas Labor Code Section 401.011(18) and Section 408.001. With respect to Company operations performed in any jurisdiction other than Texas, to the extent that such jurisdiction would regard Company as a joint or dual employer of any such employee, Operator shall obtain workers’ compensation coverage as defined and required by Law on behalf of both Operator and Company, provided that Company shall be considered an employer solely for the purposes of its status as a joint or dual employer under the relevant workers’ compensation regime.

2.04 Use of Affiliates. In its performance of the Services hereunder, Operator may, but shall not be obligated to, use the services of Operator’s or its Affiliates’ accounting, construction, purchasing, engineering, legal, planning, budgeting, operating, regulatory, and other departments.

2.05 Contracts. Operator is authorized to execute, in its name and for the benefit of Company, such contracts as may be necessary for Operator to carry out its responsibilities under this Agreement; provided, however, that Operator shall not execute any contract in excess of Five Million Dollars ($5,000,000.00), or that covers a period longer than the term of this Agreement, unless Operator obtains Company’s prior written approval.

2.06 Claims.

(a)	Any Liability Claim or Recovery Claim, to the extent relating to the operation or maintenance of the Pipelines and Terminals, shall be defended, prosecuted or settled by Operator, subject to the ultimate direction and control of Company.

(b)	The costs of handling a Liability Claim or a Recovery Claim, including reasonable costs of legal counsel, together with the amount of any settlement of or judgment rendered on a Liability Claim, including court costs, shall be paid by Operator and shall be reimbursed by Company. Any amounts received by Operator in settlement of a Recovery Claim or in payment of a judgment on a Recovery Claim shall be paid over to Company.

(c)	Operator shall promptly notify Company whenever Operator receives actual Notice of any claim against Company or Operator (in its capacity as Operator).

(d)	Before making any settlement of any Liability Claim and before filing any lawsuit or making any settlement with respect to any Recovery Claim, Operator shall give to Company written Notice of the fact that it desires to file such suit or make such settlement (as the case may be), which Notice shall set forth the nature of the claim and the amount for which Operator proposes to sue or settle, and Operator shall not file any such suit nor make any such settlement without the approval of Company.

2.07 Company Property. All property, equipment and material acquired solely on behalf of Company by Operator hereunder shall be deemed to be owned by Company.

Article III. Financial Accounting and Billing Practices

3.01 Accounting. Operator shall keep a full and complete account of all costs and expenses incurred by it in connection with the performance and provision of the Services hereunder in the manner set forth in the Accounting Procedures.

3.02 Compensation. Operator shall be fully reimbursed by Company for all necessary and reasonable costs, expenses and expenditures incurred by Operator on behalf of Company in connection with the provision of the Services at the rates and in the manner set forth in the Accounting Procedures.

3.03 Budgets.

(a)

By November 1st of each year, Operator shall prepare and submit to Company for approval a detailed maintenance, operating, and capital budget setting out the amounts Operator proposes to expend for such purposes during the next calendar Year, which budget shall, to the extent practicable, provide for a breakdown of expenses and expenditures on a Monthly basis, by Category of Expenditure and by asset as defined by Operator. Upon Company approval of such budget, Operator shall have the authority to award and execute contracts within the expenditure limits set forth in such budget. When expense and capital appropriation requests are not required (such as with annual maintenance contracts), Operator shall have the authority to award and execute such contracts without additional Company approval, subject to Section 2.05 of this Agreement.

(b)	If it appears at any time after Operator receives a budget approved by Company that the total actual expenditures for any calendar Year will exceed the total annual budgeted amount for such calendar Year, Operator shall notify Company of such expected excess expenditure as part of the normal Monthly billing process. If it subsequently appears that the total actual expenditures for any calendar Year will exceed ten percent (10%) of the total annual budgeted amount (“Overrun”), Operator shall submit to Company for approval an amendment to the then-applicable budget, together with an explanation of the reason(s) for the anticipated budget Overrun. As soon as practicable following the last Day of each Month, Operator shall submit to Company a Monthly report comparing actual expenditures for such Month to budgeted operating expenses and capital projects for such Month.

(c)	Company shall notify Operator in writing of the approval or disapproval of any proposed budget or amendment thereto in writing within fifteen (15) Days after receipt thereof. In the event Company does not so notify Operator within such time period, or if Company notifies Operator that such budget or amendment has been disapproved, then until Operator receives approval of a proposed budget or amendment: (i) the current approved budget shall remain in effect, and (ii) Operator shall continue to have the authority to make expenditures with regard to items previously approved by Company. If any such proposed budget or amendment is disapproved, Operator shall submit a revised proposed budget or amendment to Company for approval as soon as is reasonably practicable.

(d)	Operator shall meet with Company a minimum of four (4) times during each calendar Year, or more if Company requests, in order to review the budget and permit Company to monitor the accuracy of the budget for current Year operations.

(e)	The Parties agree that the maintenance, operating and capital budget for 2013 shall be as presented by Company to Operator no later than the Effective Date.

(f)	Except as Company may otherwise direct in writing, the approval by Company of a budget or an amendment to a budget shall constitute Company’s authorization of Operator to incur the expenses contained in such budget or amendment.

3.04 Safety, Environmental and Emergency Expenditures. Notwithstanding any other provision in this Agreement, Operator may incur (and be reimbursed for) any expenditures or take any other actions as Operator in its reasonable judgment deems to be immediately necessary: (i) to protect the environment from immediate and present harm; (ii) to protect the health and safety of Persons from immediate and present harm; (iii) to safeguard lives or property in connection with the initial response to any emergencies affecting the Pipelines and Terminals; and (iv) proceed with maintenance or repair work necessary to keep the Pipelines and Terminals operating, or to restore the Pipelines and Terminals to operating conditions; however, it is also understood that every reasonable effort will be made by Operator to notify Company at the earliest possible convenience of such emergencies and expenditures involving same.

3.05 Billing Practices. Company shall pay and Operator shall receive as full and complete compensation for the performance of the Services hereunder, the sum of the amounts becoming due as described in the Accounting Procedures. For Services provided by Operator in any

Month, payment by Company shall be made no later than the 21st Day of the immediately following Month, provided that if such Day is not a Business Day, then Company shall pay such amount without interest on the next Business Day. As long as Operator is an Affiliate of Company, the Operator and Company may settle Company’s financial obligations to Operator through Operator’s normal interaffiliate settlement processes.

3.06 Records and Audit Rights. Operator shall maintain a true and correct set of records pertaining to all activities relating to its performance hereunder and all transactions related thereto. Operator further agrees to retain all such records for a period of time not less than two (2) Years following the end of the calendar Year in which the applicable Services were performed. Company, or its authorized representative or representatives, shall have the right during Operator’s Normal Business Hours to audit, copy and inspect, at Company’s sole cost and expense, any and all records of Operator relating to its performance of its obligations hereunder (but not any other books and records of Operator). Audits shall not be commenced more than once by Company during each calendar Year and shall be completed within a reasonable time frame not to exceed thirty (30) Days. Company may request information from Operator’s books and records relating to Operator’s obligations hereunder from time to time and such requests shall not constitute an audit for that calendar Year. Company shall have two (2) Years after the end of a calendar Year during which to conduct an audit of Operator’s books and records for such calendar Year, and any Claim arising out of or based in whole or in part on the information produced or obtained by the performance of any such audit must be made, if at all, within such two (2) Year period.

Article IV. Safety

4.01 Safety Requirements. Company agrees that Operator will abide by, at a minimum, the safety requirements promulgated by Operator from time to time with respect to the Pipelines and Terminals and in compliance with applicable Laws.

Article V. Relationship of the Parties

5.01 General Principles Regarding Relationship of the Parties. The Parties agree that Operator shall provide the Services to Company as an independent contractor and not as an agent or representative of Company. This Agreement is not intended to and shall not create or otherwise form a partnership or joint venture between Operator and Company.

5.02 Standard of Operational Control. The Parties agree that the Services shall be performed under the absolute direction and control of Company. Company shall have the right to monitor, consult with and give operational instructions to Operator. Operator shall not unreasonably refuse service requests or operational instructions of Company.

Article VI. Liability Standard and Indemnification

6.01 Liability Standard. Notwithstanding anything herein to the contrary, and in recognition of the fact that the Services to be performed and provided by Operator hereunder are to be furnished, performed and provided in exchange for the reimbursement provided for in the Accounting Procedures, Operator shall only be liable to Company for gross negligence or willful or wanton misconduct in the performance of its obligations hereunder, AND NEITHER

OPERATOR NOR SUCH OF ITS AFFILIATES OR AGENTS AS IT SHALL APPOINT TO PERFORM DUTIES HEREUNDER OR THEIR RESPECTIVE DIRECTORS, STOCKHOLDERS, OFFICERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, SUCCESSORS, TRANSFERREES AND ASSIGNEES SHALL BE LIABLE TO COMPANY OR PERSONS WHO HAVE ACQUIRED INTERESTS IN COMPANY, WHETHER AS PARTNERS, ASSIGNEES OR OTHERWISE, FOR ERRORS IN JUDGMENT OR FOR ANY ACTS OR OMISSIONS THAT DO NOT CONSTITUTE GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT, IT BEING THE INTENTION OF THE PARTIES THAT NEITHER OPERATOR NOR SUCH OF ITS AFFILIATES OR AGENTS AS IT SHALL APPOINT TO PERFORM DUTIES HEREUNDER OR THEIR RESPECTIVE DIRECTORS, STOCKHOLDERS, OFFICERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, SUCCESSORS, TRANSFEREES AND ASSIGNEES SHALL BE LIABLE FOR THEIR OWN NEGLIGENCE (SOLE, PARTIAL OR CONCURRENT).

6.02 Responsibility for Affiliates and Agents. Operator may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its Affiliates or agents, and Operator shall not be responsible for any misconduct or negligence on the part of any such Affiliate or agent appointed by Operator with due care.

6.03 Indemnification. FROM AND AFTER THE DATE OF THIS AGREEMENT, COMPANY SHALL INDEMNIFY AND HOLD HARMLESS OPERATOR AND EVERY AFFILIATE OF OPERATOR AS IT SHALL APPOINT TO PERFORM SERVICES HEREUNDER AND ITS AND THEIR RESPECTIVE DIRECTORS, STOCKHOLDERS, OFFICERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, SUCCESSORS, TRANSFEREES AND ASSIGNEES (COLLECTIVELY THE “INDEMNIFIED PARTIES”) FROM, AGAINST AND IN RESPECT OF ANY AND ALL LIABILITY CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON OTHER THAN COMPANY ARISING FROM, RELATING TO, OR ASSOCIATED WITH THE PERFORMANCE OR PROVISION OR FAILURE TO PERFORM OR PROVIDE BY OPERATOR ANY OF THE SERVICES OR THE FAILURE BY COMPANY TO PERFORM ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT, IN EACH CASE REGARDLESS OF WHETHER ANY SUCH CLAIM RESULTS FROM THE NEGLIGENCE (SOLE, PARTIAL OR CONCURRENT) OF OPERATOR OR ANY OF THE INDEMNIFIED PARTIES; PROVIDED, HOWEVER, THAT SUCH INDEMNIFICATION SHALL NOT EXTEND TO ANY AMOUNT OF DAMAGES THAT ARE DETERMINED TO BE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT OF THE INDEMNIFIED PARTY.

6.04 Consequential Damages. Notwithstanding anything herein to the contrary, neither Party shall be liable to the other Party for special, indirect or consequential damages resulting from or arising out of this Agreement, including, without limitation, loss of profits or business interruptions, however they may be caused.

6.05 Notice of Claims. Promptly after any Indemnified Party becomes aware of facts giving rise to a Claim by it for indemnification pursuant to this Article, such Indemnified Party shall provide Notice to Company (a “Claim Notice”) outlining such Claim and a copy of all papers served with respect thereto (if any). For purposes of this Section, receipt by an Indemnified Party of Notice of any Claim by or from any Person other than a Party to this Agreement which gives rise to a Claim on behalf of such Indemnified Party shall require prompt Notice from the Indemnified Party to Company of the receipt of such Notice as provided in the first sentence of this Section 6.05; provided, however, that the failure of any Indemnified Party to give timely Notice shall not affect its rights to indemnification hereunder except to the extent that Company is materially prejudiced thereby. Each Claim Notice shall set forth all information regarding the Claim as the Indemnified Party shall then have and shall contain a statement to the extent that the Indemnified Party giving the Notice is making a Claim pursuant to a formal demand for indemnification under this Article VI.

Article VII. Insurance

7.01 Insurance.

(a)	Operator shall at all times during the term of this Agreement procure and maintain workers’ compensation insurance or similar insurance, including all such insurance as may be required by all applicable state and federal workers’ compensation Laws and such other Laws as may be applicable to the Services performed under this Agreement. Operator shall cause its workers’ compensation and employers liability insurers to waive their rights of subrogation against Company.

(b)	Operator may elect to self-insure all or any part of the insurance requirements set forth in Section 7.01(a) above to the extent allowed by applicable Law. If Operator elects to self-insure, then Operator shall respond to any insurance claim, with regard to waiving rights of subrogation against Company, in the same manner as a commercial market insurance policy that waived subrogation rights against Company would have responded to such insurance claim.

7.02 Cost Reimbursement. Insurance as required in Section 7.01 hereof shall be a reimbursable cost pursuant to the Accounting Procedures.

7.03 Required Contractor Coverage. Operator shall require all contractors and subcontractors employed by Operator in performing and/or providing Services hereunder to procure and maintain the following insurance: (i) workers’ compensation insurance or similar insurance, including all such insurance as may be required by all applicable state and federal workers’ compensation Laws and such other Laws as may be applicable to the Services provided by such contractors and subcontractors; (ii) employers’ liability insurance with amounts required by Law or One Million Dollars ($1,000,000.00) per occurrence, whichever is greater; (iii) commercial general liability insurance on an occurrence form covering liabilities for death and personal injury and liabilities for loss or damage to property with a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence, which insurance must cover all Services conducted by such contractors and subcontractors related to this Agreement; and (iv) business vehicle insurance covering liabilities for death of or injury to any one Person and liabilities for loss of or damage to property resulting from any one (1) accident with a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence. Further, Operator shall require such contractors and subcontractors to cause their workers’ compensation and employers’ liability insurance insurers to waive their rights of subrogation against Company, and to name Company as an additional insured under any commercial general liability and business vehicle liability insurance policies carried by such contractors and subcontractors.

Article VIII. Term and Termination

8.01 Term. Unless terminated in accordance with Section 8.02, Section 8.03 or Section 8.04 below, this Agreement shall have a five (5) Year primary term, commencing on the date hereof, and this Agreement shall continue in full force and effect thereafter unless it is terminated by either Party at the end of the primary term or at any time thereafter by giving not less than six (6) Months prior Notice of such termination to the other Party.

8.02 Termination by Company. Company shall have the right to terminate this Agreement immediately upon the occurrence of any of the following events: (i) upon the Bankruptcy of Operator; or (ii) upon a finding by Company that Operator (A) has been grossly negligent or engaged in willful or wanton misconduct in the performance of its obligations hereunder and that such gross negligence or willful or wanton misconduct has had a material adverse effect on the Pipelines and Terminals or Company’s business as it relates to the Pipelines and Terminals, or (B) has engaged in a continued or regular pattern or gross negligence or willful or wanton misconduct that Company reasonably determines to pose a risk of resulting in a material adverse effect on the Pipelines and Terminals or Company’s business as it relates to the Pipelines and Terminals; provided that Company shall deliver to Operator Notice of any such affirmative finding, which shall include a reasonably detailed description of the basis therefor.

8.03 Termination by Operator. Operator shall have the right to terminate this Agreement or any Services provided hereunder: (i) immediately upon the Bankruptcy of Company or (ii) on six (6) Months prior Notice upon the occurrence of a Partnership Change of Control. Notwithstanding the foregoing, if Phillips 66 Partners LP ceases to Control, directly or indirectly, either Carrier or Holdings, as the case may be, then Operator shall have the right to terminate this Agreement with respect to any Services provided to Carrier or Holdings, as applicable.

8.04 Right of Termination by Either Party. Any Party may terminate this Agreement at any time upon sixty (60) Days prior Notice to the other Party if:

(a)	the other Party is in Material Default of any of its obligations under this Agreement; and

(b)	the non-defaulting Party gives Notice of such Material Default to the defaulting Party, which Notice shall set forth in reasonable detail the facts and circumstances of such Material Default; and

(c)	the defaulting Party fails to cure the Material Default within thirty (30) Days, or, for a Material Default not reasonably susceptible to cure within that period, to undertake to cure such Material Default and thereafter to diligently continue such efforts until the Material Default is cured.

8.05 Effect of Termination. The termination of this Agreement shall not relieve either Party of its obligations to pay amounts of money due hereunder which accrued prior to such termination. Upon termination, Operator shall promptly make available to Company its books and records relating to the Pipelines and Terminals.

Article IX. Alcohol and Controlled Substances

9.01 Substance Abuse. Operator shall prohibit the use, possession, distribution, sale or storage of illegal or controlled substances, and substance-related paraphernalia, by its personnel while performing Services hereunder or while located on Company premises. Operator shall perform or cause to be performed all actions necessary for compliance with any applicable Laws pertaining to illegal or controlled substances, specifically including, but not limited to, the Drug-Free Workplace Act of 1988 (41 U.S.C. §§ 701-707) and DOT regulations applicable to operators of pipeline facilities subject to applicable 49 C.F.R. Part 199. Unless prohibited by Law, Operator shall require all personnel who enter Company premises to consent to searches, whether performed by Company or appropriate law enforcement officials, of the vehicles and other personal effects of such personnel for monitoring the presence of any illegal or controlled substances or substance-related paraphernalia. Company reserves the right, exercisable in Company’s sole discretion, to bar any of Operator’s personnel from performing Services hereunder, so long as such discretion is not exercised in violation of any governing Law. Such discretion shall apply with respect to, but not be limited to, any personnel whom Company reasonably suspects to be involved with illegal or controlled substances, and such discretion shall not be unreasonably exercised.

Article X. Force Majeure

10.01 Force Majeure. If, because of an event of Force Majeure, either Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to make money payments when due, and if such Party gives Notice and reasonably full particulars of such Force Majeure in writing to the other Party within a reasonable time after the occurrence of the cause relied upon, the Party giving such Notice, so far and to the extent that it is affected by such Force Majeure, shall not be liable in damages due to such Party’s failure to carry out its obligations under this Agreement; provided, however, that the cause of the event of Force Majure shall be remedied with all reasonable dispatch.

10.02 Meaning of “Force Majeure”. As used herein, the term “Force Majeure” shall mean acts of God; strikes, lockouts or other industrial disturbances; acts of a public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, crevasses, subsidences, floods, washouts; arrests and restraints of the government, necessity for compliance with any court order, Law promulgated by any governmental authority having jurisdiction, either federal or state, civil or military; civil disturbances; shutdowns for purposes of necessary repairs; relocation or construction of facilities; breakage or accident to machinery or lines of pipe; the necessity for testing (as required by governmental authority or as deemed necessary by the testing Party for the safe operation thereof), the necessity of making repairs or alterations to machinery or lines of pipe; failure of surface equipment or pipelines; accidents, breakdowns, inability of either Party to obtain necessary material, supplies, permits or labor to perform or comply with any obligation or condition under this Agreement, or rights of way; and any other causes, whether of the kind herein enumerated or otherwise, which are not reasonably in the control of the Party claiming suspension.

10.03 Strikes or Lockouts. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and that the requirement in Section 10.01 that any event of Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing party when such course is inadvisable in the discretion of the Party having the difficulty.

10.04 Performance by Company or Third Parties. If, because of an event of Force Majeure, Operator is unable to perform the Services required of it hereunder, Company may perform such Services itself or arrange for such Services to be performed by a third party, but only for the duration of such event of Force Majeure.

Article XI. Notices

11.01 Notices. Unless otherwise specifically provided herein, all Notices between the Parties given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered; (ii) delivered and confirmed by telecopier or like transmission service; (iii) delivered by a reputable overnight courier delivery service; or (iv) sent by certified United States mail (postage prepaid, return receipt requested), addressed as follows:

If to Carrier:	Phillips 66 Carrier LLC
3010 Briarpark Drive
Houston, TX 77042
Attn:

If to Holdings:	Phillips 66 Partners Holdings LLC
3010 Briarpark Drive
Houston, TX 77042
Attn:

If to Operator:	Phillips 66 Pipeline LLC
3010 Briarpark Drive
Houston, TX 77042
Attn:

11.02 Effective Date. Any Notice given in the manner set forth in Section 11.01 shall be effective upon actual receipt if received during the recipient’s Normal Business Hours or at the beginning of the recipient’s next Business Day if not received during the recipient’s Normal Business Hours.

11.03 Change of Address Notice. Either Party may change its Notice address by giving notice to the other Party in the manner set forth in Section 11.01; provided, however, that no change of address Notice shall be effective until actually received by the other Party.

Article XII. Applicable Law

12.01 Applicable Law. REGARDLESS OF THE PLACE OF CONTRACTING, PLACE(S) OF PERFORMANCE, OR OTHERWISE, THE PROVISIONS OF THIS AGREEMENT AND ALL AMENDMENTS, MODIFICATIONS, ALTERATIONS OR SUPPLEMENTS HERETO SHALL BE GOVERNED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OR ANY OTHER PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR INTERPRETATION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

Article XIII. Confidentiality

13.01 Confidentiality. During the performance of this Agreement, each Party acknowledges that it will receive confidential business and technical information from or regarding the other Party. All information disclosed between the Parties will be deemed confidential, unless expressly designated otherwise at the time of disclosure. The receiving Party agrees not to disclose to any third Person, except as permitted herein, any confidential information it receives from the disclosing Party. The receiving Party agrees that it will not use the confidential information for any purpose other than the performance of this Agreement. The receiving Party may disclose confidential information: (i) when compelled by Law (but the receiving Party must notify the disclosing Party promptly of any request for such information before disclosing it, if practicable); and (ii) only to those employees, advisers, consultants, or representatives of the receiving Party who have a need to know (provided that such Persons are obligated to the receiving Party in a manner consistent with the terms of this Section). This Section will be inoperative as to particular portion of the confidential information if such information (i) is or lawfully becomes available to the public through no fault of the receiving Party; (ii) was available to the receiving Party on a non-confidential bas is prior to its disclosure to the receiving Party by the disclosing Party; (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party when such source is entitled, to the best of the receiving Party’s knowledge, to make the disclosure to the receiving Party; or (iv) independently developed by or for the receiving Party by Persons who have not had access to the disclosing Party’s confidential information.

Article XIV. Disputes Between the Parties

14.01 Dispute Resolution. Any dispute between the Parties in connection with this Agreement shall be resolved by arbitration in accordance with the procedures set forth in Exhibit G; provided, however, that either Party may seek a restraining order, temporary injunction, or other provisional relief in any court with jurisdiction over the subject matter of the dispute and sitting in Houston, Texas, if such Party in its sole judgment believes that such action is necessary to avoid irreparable injury or to preserve the status quo ante.

Article XV. Assignability

15.01 Assignability. This Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of Law or otherwise, by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Except as provided for herein, nothing in this Agreement is intended to confer any rights, benefits or obligations upon any Person other than the Parties and their respective successors and assigns.

Article XVI. Compliance with Laws

16.01 Compliance with Laws. This Agreement is in all respects subject to all Laws. The Parties shall at all times comply with all of these Laws as are applicable to their performance of this Agreement. If applicable, the Parties shall comply with the provisions of Executive Order 11246 (Equal Employment Opportunity), as amended, together with all rules, regulations and relevant orders of the United States Department of Labor. Notwithstanding the provisions of any other Section of this Agreement, Company shall have no liability hereunder for any fines, penalties, or other assessments by regulatory agencies if and to the extent such fines, penalties, or other assessments result from Operator’s sole negligence in performing its obligations hereunder.

Article XVII. Severability

17.01 Severability. If any provision of this Agreement or the application thereof shall be found by any arbitral panel or court of competent jurisdiction to be invalid, illegal or unenforceable, to any extent and for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties. In any event, the remainder of this Agreement and the application of such remainder shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Article XVIII. Non-Waiver

18.01 Non-Waiver. The failure of either Party to enforce any provision, condition, covenant or requirement of this Agreement at any time shall not be construed to be a waiver of such provision, condition, covenant or requirement unless so notified by such Party in writing. No waiver by either Party of any default by the other Party in the performance of any provision, condition, covenant or requirement contained in this Agreement shall be deemed to be a waiver of, or in any manner release such other Party from performance of any other provision, condition, covenant or requirement herein contained, nor be deemed to be a waiver of the same provision, condition, covenant or requirement.

Article XIX. Entire Agreement; Amendments

19.01 Entire Agreement. This Agreement, together with all exhibits attached hereto, constitutes the entire Agreement between the Parties relating to the subject matter hereof and it supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in, or contemplated by, this Agreement.

19.02 Amendments. This Agreement shall not be modified or amended, in whole or in part, except by a written amendment signed by the Parties.

Article XX. Survival

20.01 Survival. Any indemnification granted hereunder by one Party to another Party shall survive the termination of all or any part of this Agreement.

Article XXI. Counterparts; Multiple Originals

21.01 Counterparts; Multiple Originals. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be deemed to be an original, but all of them together shall represent one and the same agreement.

Article XXII. Construction

22.01 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.

Article XXIII. Article Headings; Exhibits

23.01 Article Headings. The Article Headings used in this Agreement have been inserted only for convenience to facilitate reference and they shall not be determinative in construing the meaning, interpretation or application of any Article or provision hereof

23.02 Exhibits. The exhibits referred to herein are attached hereto and by this reference are incorporated herein and made a part hereof. In the event there is any conflict between this Agreement and an exhibit, the provisions of this Agreement shall be deemed controlling.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized officers as of the date first set forth above.

PHILLIPS 66 PIPELINE LLC (“Operator”)

By
Name:
Title
Date:

PHILLIPS 66 CARRIER LLC
(“Carrier”)

By
Name:
Title
Date:

PHILLIPS 66 PARTNERS HOLDINGS LLC
(“Holdings”)

By
Name:
Title
Date:

Exhibit A

Description of Pipelines and Terminals

Attached to and made a part of that certain Operational Services Agreement (the “Agreement”), dated             , by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC

Crude Oil Pipelines

Clifton Ridge to Lake Charles refinery – a 20” crude oil pipeline extending from the Clifton Ridge marine terminal to the Lake Charles Refinery, in Calcasieu Parish, Louisiana.

Pecan Grove to Clifton Ridge – a 12” crude oil pipeline extending from the Pecan Grove marine terminal to the Clifton Ridge marine terminal, in Calcasieu Parish, Louisiana.

Shell to Clifton Ridge – a 20” crude oil pipeline extending from Shell’s Houma to Houston pipeline to the Clifton Ridge marine terminal, in Calcasieu Parish Louisiana.

Refined Product Pipelines

Sweeny to Pasadena – a 12” refined products pipeline extending from the Sweeny Refinery, in Brazoria County, Texas to the Pasadena terminal, in Harris County, Texas.

Sweeny to Pasadena – a 18” refined products pipeline extending from the Sweeny Refinery, in Brazoria County, Texas to the Pasadena terminal, in Harris County, Texas.

Wood River to Hartford – a 12” refined products pipeline extending from the Wood River Refinery, in Madison County, Illinois to the Hartford terminal, in Madison County, Illinois.

Hartford to Explorer – a 24” refined products pipeline extending from the Hartford terminal, in Madison County, Illinois to the Explorer Pipeline system in Madison County, Illinois.

Terminals

Hartford Terminal. Hartford Terminal is located at or near Hartford, Illinois. The facility consists of a two-bay truck rack with 17,000 barrels of active terminaling capacity, 13 above-ground storage tanks with approximately 1.1 million barrels of total storage capacity. The Hartford barge dock consists of a single-berth barge loading facility, approximately 0.8 miles of 8-inch pipeline and approximately 0.8 miles of 14-inch pipeline from the Hartford terminal to the Hartford barge dock for delivery.

Pasadena Terminal. Pasadena Terminal is located at or near Pasadena, Texas and consists of a five-bay truck rack and tankage with 65,000 barrels per day of active terminaling capacity, 22 above ground storage tanks with approximately 3.2 million barrels of total storage capacity and a vapor combustion unit.

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Clifton Ridge Terminal. Clifton Ridge Terminal is located at or near Sulphur, Louisiana and consists of a single-berth ship dock, 12 above-ground storage tanks with approximately 3.4 million barrels of total storage capacity and a truck offloading facility.

Pecan Grove Terminal. Pecan Grove terminal is adjacent to the Clifton Ridge Terminal. The facility consists of a single-berth barge dock and three above-ground storage tanks with 142,000 barrels of total storage capacity.

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Exhibit B

Maintenance Services

Attached to and made a part of that certain Operational Services Agreement (the “Agreement”), dated                     , by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC

(a)	Day-to-day routine and emergency supervision, administrative liaison and related services required in connection with the maintenance and repair of the Pipelines and Terminals.

(b)	Provision of communications, inspection, surveillance, flow control, corrosion control, and monitoring.

(c)	Maintenance and repair of the Pipelines and Terminals within such maintenance/repair parameters and specifications as may be in accordance with sound engineering and maintenance practices and applicable Laws.

(d)	Implementation of a preventative maintenance program for the Pipelines and Terminals, including, without limitation, periodic testing, adjustment and maintenance of the Pipelines and Terminals, in each case in accordance with prudent maintenance practices and applicable Laws.

(e)	Implementation of a tank maintenance and integrity program for the Pipelines and Terminals, including, without limitation, periodic testing, maintenance, repair and/or replacement in each case in accordance with prudent maintenance practices and applicable Laws.

(f)	Implementation of a marine facility maintenance and integrity program for the Terminals, including, without limitation, dredging, maintenance, repair, and/or replacement in each case in accordance with prudent maintenance practices and applicable Laws.

(g)	Preparation and retention of appropriate records and logs as required by applicable Laws and that a prudent provider of maintenance services would maintain regarding the Pipelines and Terminals, which records and logs shall be made available to Company upon request.

(h)	Reconstruction, reconditioning, overhaul or replacement of the Pipelines and Terminals.

(i)	Establishment of safety, health, environmental, training, emergency response, spill response and other programs in connection with the maintenance and repair of the Pipelines and Terminals, in each case as may be required by prudent maintenance practices or under applicable Laws.

(j)	Providing technical services for purposes of trouble-shooting problems, improving Pipeline and Terminal performance, upgrading the Pipelines and Terminals, repairing the Pipelines and Terminals or meeting regulatory or safety requirements.

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(k)	Maintaining compliance with all applicable federal, state and local environmental, health and safety Laws; in addition, conducting all environmental investigation and remediation activities, as required by federal, state and local environmental Laws and/or prudent business practices.

(l)	Facilitate the acquisition of all materials (including spare parts inventories), equipment, services, supplies and labor necessary for the maintenance and repair of the Pipelines and Terminals.

(m)	Perform all planning, design and engineering functions related to the maintenance and repair of the Pipelines and Terminals; selecting contractors and material suppliers for such activities.

(n)	Advise Company of major plans or significant changes in the maintenance or repair of the Pipelines and Terminals.

(o)	Close Pipeline valves in connection with a response to any emergency affecting the Pipelines. The Pipelines shall remain down until such time that it is determined safe by Company (in consultation with Operator) to resume operation. For normal scheduled maintenance, Operator will provide Company with sufficient advance Notice for Company’s planning purposes.

(p)	Prepare excavation plans for Pipeline right-of-way work, and advise Company of any right-of-way work which could threaten the integrity of the Pipelines.

(q)	Such other Pipeline and Terminal maintenance, repair and related services as Company may request from time to time.

(r)	The Maintenance Services to be performed by Operator hereunder shall include, but shall not be limited to, Pipeline repairs, Terminal repairs, aerial pipeline patrols, population density counts, right-of-way maintenance, gas leakage surveys, pipeline pigging operations, cathodic protection work as required by all governmental regulatory agencies, tank cleaning, tank repair and truck rack maintenance. Operator will maintain suitable meter station, valve inspection and meter proving maintenance programs. Any operating or maintenance deficiencies so discovered in the Pipelines or Terminals, or any appurtenances thereto, will be corrected by Operator. Operator will provide inspectors for monitoring work performed by others in the vicinity of the Pipelines and Terminals.

(s)	Right-of-Way maintenance shall include, but not be limited to, filling of washes, mowing weeds and brush, and repair fences. In all cases where Company’s Pipelines are exposed above the ground, fences, barricades or other suitable protection shall be erected to protect the Pipelines and associated equipment from damage due to mowers, trucks or other vehicles. In the event that any known excavation is to be performed in the vicinity of Company’s Pipelines by Operator or third parties, Operator shall locate, flag and identify the pertinent lines. Operator shall also provide a qualified inspector on-site during periods of construction activity. If a Company Pipeline should be damaged, a prompt report shall be forwarded to Company describing the incident, extent of damage, and recommended course of action.

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Exhibit C

Operating Services

Attached to and made a part of that certain Operational Services Agreement (the “Agreement”), dated                     , by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC

(a)	Day-to-day routine and emergency supervision of the operation of the Pipelines and Terminals.

(b)	Operation of the Pipelines and Terminals’ pump stations and other facilities within such operating parameters and specifications as may be in accordance with sound engineering and operating practices and applicable Laws.

(c)	Preparation and retention of appropriate records and logs as required by applicable Laws and that a prudent provider of operating services would maintain regarding the Pipelines and Terminals, which records and logs shall be made available to Company upon request.

(d)	Operator shall perform monitoring and control services (SCADA) for the Pipelines. Operator shall be responsible for the maintenance of the Pipeline meter station equipment required for performance of monitoring and control services, product analysis, and custody transfer measurements in accordance with Company requirements and/or generally accepted industry practices.

(e)	Operator shall conduct the actual operations and maintenance of the Pipelines and Terminals in accordance with the directions for product and feedstock movements given by Company, and shall employ such of its own or outside personnel as may be necessary to perform this operation and maintenance.

(f)	Determine net volume received and delivered by utilizing measurement facilities comprised of components of standard make, installed, operated and maintained in accordance with the latest edition of the American Petroleum Institute Manual of Petroleum Measurement Standards and standard industry practices, and reconcile book inventory with actual inventory.

(g)	Payment of damages in accordance with Section 2.06 of the Agreement occurring as a result of, or settlement of, claims made in connection with the Pipelines and Terminals and Operator’s operation, maintenance and repair activities.

(h)	Operator shall include the operation of the Pipeline meter stations including calibration of measurement and product analysis equipment, operation of booster pumps, providing custody measurement as required by Company and the coordination of product and feedstock movements as directed by Company. Operator will provide sufficient on-the-job and outside training to its employees and contractors operating and maintaining the Pipelines and Terminals for the operation thereof in a safe and efficient manner in accordance with applicable Operator and governmental rules and regulations and Laws. Operator shall prepare, file and renew, as applicable, all operating licenses and/or permits as directed by Company. Operator shall also be responsible for arranging for payment of any fees in regard to operation of the Pipelines and Terminals.

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(i)	Operator will close Pipeline valves in connection with a response to any emergency involving the Pipelines. The Pipelines shall remain down until such time as it is deemed safe by Company (in consultation with Operator) to resume operation.

(j)	Such other operating services as Company may request from time to time.

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Exhibit D

Administrative Services

Attached to and made a part of that certain Operational Services Agreement (the “Agreement”), dated                     , by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC

(a)	As directed by Company, preparation, filing and renewal, as applicable, of tariffs with FERC and/or state agencies.

(b)	As directed by Company, preparation and filing of permits, permit updates, and other documents required by any regulatory body or government agency, federal, state or local, if any, having jurisdiction over Operator, Company or their respective businesses.

(c)	Maintain fixed asset records of the Pipelines, Terminals and/or other regulated pipeline systems or terminals that Operator may operate upon request by Company and acceptance by Operator.

(d)	Product quality and assurance.

(e)	Such other administrative services as Company may request from time to time.

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Exhibit E

Construction Services

Attached to and made a part of that certain Operational Services Agreement (the “Agreement”), dated                     , by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC

(a)	Construction, reconstruction, reconditioning, overhaul and replacement of Pipelines and Terminals and their related facilities.

(b)	Provide such oversight and management services as may be necessary in connection with the activities described in item (a) above.

(c)	Perform all planning, design and engineering functions related to the activities described in item (a) above as may be necessary.

(d)	Facilitate the acquisition of all materials, equipment, services, supplies and labor necessary for and related to the activities described in item (a) above.

(e)	Prepare and/or assist in the preparation of capital project (AFE) documents for approval by Company.

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Exhibit F

Accounting Procedures

Attached to and made a part of that certain Operational Services Agreement (the “Agreement”), dated                     , by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC

This Exhibit shall govern the Accounting Procedures with regard to the billing and/or reimbursement of costs incurred by Operator in connection with the performance by Operator of the Services pursuant to the Agreement. These Accounting Procedures shall be effective from the date hereof until replaced or modified by mutual agreement of the Parties.

1. General Provisions

(a)	Statements and Billings. Operator shall record Company’s financial transactions resulting from this Agreement in Operator’s financial system and allow Company to access its records in that system.

(b)	Payments by Company. Company shall pay all charges from Operator in accordance with Section 3.05 of the Agreement.

(c)	Adjustments. Except as otherwise provided in the Agreement, the actual payment of any such bills shall not prejudice the right of Company to protest or question the correctness or appropriateness thereof; provided, however, that all bills and statements rendered to Company during any calendar Year shall conclusively be presumed to be true and correct after twenty-four (24) Months following the end of any such calendar Year, unless prior to the end of said twenty-four (24) Month period Company takes written exception thereto and makes a claim against Operator for adjustment.

(d)	Financial Records. Operator shall maintain accurate books and records in accordance with GAAP (as may be modified by FERC requirements) and in accordance with the prescribed accounting requirements or system of accounts mandated by any regulatory body or government agency, both federal and state, if any, having jurisdiction over Operator, Company, or their respective businesses.

2. Determination of Costs, Expenses and Expenditures. Subject to the limitations and determinations hereinafter prescribed and the provisions of the Agreement, Operator shall be reimbursed for all costs, expenses, expenditures and fees by or on behalf of Operator in connection with the provision of the Services. Such reimbursement shall include any necessary Direct Costs (as defined in Paragraph 3 below) and the applicable portion of the Management Fee (as defined in the Omnibus Agreement).

(a)

It is the intent of the Parties that Services provided by employees of Operator shall be budgeted and billed by Operator on a Direct Cost basis pursuant to Section 3.03(a) to the extent that is feasible to measure and account for the Services directly provided by such employees to Operator by means of time sheets or other methods approved by Company. Direct Costs billed to Company shall normally include field operation and maintenance personnel, administrative personnel supporting Company on a full time or near full time

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basis, and Home Office personnel (such as engineering and drafting personnel) typically assigned directly to Company-related projects whose time is accounted for by time sheets or other methods approved by Company.

(b)	It is the intent of the Parties that routine, ongoing Services (Home Office Overhead, General and Administrative Costs (hereinafter “G&A Costs”)) benefiting Company that are not feasible to measure and account for on a Direct Cost basis shall be billed by Operator as part of the Operational and Administrative Services Fee under the Omnibus Agreement.

(c)	It is the intent of the Parties that any G&A Cost associated with Company capital projects be billed as a Direct Cost and submitted as a line item on capital appropriations submitted by Operator to Company for approval. Such G&A Costs shall not be included in the Operational and Administrative Services Fee under the Omnibus Agreement.

(d)	Operator reserves the right to submit for Company review and approval unusual G&A Costs that do not fit normal business billing patterns. Such costs might be for items that in Operator’s judgment are outside the scope of the Administrative Fee work such as engineering and drafting. (An example of this might be Operator’s attorney devoting several weeks exclusively to Company to handle a Company related issue.)

3. Direct Costs. Reimbursement of Operator shall include, but shall not be limited to, the right to reimbursement for the following Direct Costs:

(a)	Labor and Benefits.

(i)	Salaries and wages of Operator’s employees (or employees of Operator’s Affiliate) directly assigned to the operation, maintenance, project work, or other work relating to Company’s Pipelines and Terminals, including that portion of such employees’ time related to ancillary activities such as training required by Operator, and in any other activities required of Operator pursuant to the Agreement.

(ii)	Operator’s costs of all payroll taxes, and benefits and allowances and any other payment paid or contributed by Operator which is measured by Operator’s employees’ compensation; the above to include without limitation F.I.C.A., Operator’s costs of holiday, vacation, sickness and disability and other customary allowances, Operator’s current costs of established plans for employees’ group life insurance, hospitalization, retirement, stock purchase, and other benefit plans of a like nature. Such costs will be charged on a percentage assessment rate on the amount of salaries and wages chargeable to Company under Paragraph 3(a)(i) above. The percentage assessment rate shall be based on Operator’s actual cost experience. Company payment to Operator for Operator’s workers’ compensation insurance premium is provided for in Paragraph 3(h) below and not in this Paragraph 3(a)(ii).

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(b)	Plant, Property and Equipment. The cost of plant, property and equipment purchased, leased or rented from suppliers and vendors expressly for the purpose of providing Services to Company under the Agreement.

(c)	Materials, Supplies, Tools and Miscellaneous Equipment. Any materials, supplies, tools and miscellaneous equipment purchased or furnished by Operator for the benefit of Company shall be priced at cost. Equipment provided by Company warehouse shall be priced at replacement value. For equipment or materials that are transported to a location by Operator for the benefit of Company, any costs or expenses incurred by Operator in connection therewith shall be reimbursed at cost. Operator shall make reasonable efforts to ensure costs for such materials, supplies, tools and miscellaneous equipment are compatible with industry norms.

(d)	Reimbursable Expenses of Employees. Operator shall bill Company for reasonable personal expenses of its (or its Affiliates’) employees whose salaries, wages and labor costs are chargeable under Paragraph 3(a)(i) above. Such reasonable personal expense shall include out-of-pocket expenditures incurred by employees in the performance of their duties on behalf of Company and which were reimbursed under the terms of Operator’s official policy governing reimbursable employee expenses.

(e)	Autos, Trucks and Heavy Mobile Work Equipment. All automotive, truck and other mobile equipment shall be charged on a direct charge basis that is consistent with Operators practices in charging such costs to its own facilities. When a driver or operator is furnished with any such equipment, the rental rate of such equipment shall not include wages and expenses of the driver or operator if they will be charged separately.

(f)	Permits, Licenses and Bond. Cost of permits, licenses and bond premiums necessary to perform and provide Services for the Pipelines and Terminals.

(g)	Outside Services. The cost of outside services and expertise, including but not limited to engineering, fees from consultants on regulatory matters, provided that the outside services rendered were for the benefit of Company under the Agreement, including the cost of contract services required or necessary in the opinion of Operator in connection with the provision of the Services. Operator shall make reasonable efforts to ensure costs for such services are competitive with industry norms.

(h)	Insurance. Workers’ compensation insurance premiums paid or allocated as respects Operator’s employees performing Services under this Agreement, not to exceed state manual rates for such insurance on a guaranteed cost basis and charged as an amount per $100 of payroll.

(i)	Utilities, Communication and Power. All costs incurred by Operator on behalf of Company for utility, communication and power services, plus fuel costs.

(j)	Maintenance and Repair. All costs incurred to maintain the Pipelines and Terminals and related facilities, periodically inspect the Pipelines and Terminals for damages or other conditions that could affect the safe, efficient and economical operation of the Pipelines and Terminals, and perform such repairs to the Pipelines and Terminals as may be required.

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(k)	Legal Expenses and Claims. (i) All costs and expenses, net of insurance proceeds, of handling, investigating and settling litigation or Claims arising by reason of the provision of the Services, or necessary to protect or recover any of Company’s property, including, but not limited to, attorneys fees, court costs, cost of investigation or procuring evidence and any judgments paid or amounts paid in settlement or satisfaction of any such litigation or claims. (Note: a “baseload” level of in-house legal assistance for Company is provided and is included by Operator in the Operational and Administrative Services Fee under the Omnibus Agreement.)

(l)	Damages and Losses to Pipelines and Terminals. To the extent not covered by insurance, all costs or expenses necessary for the repair or replacement of the Pipelines and Terminals made necessary because of damages or losses incurred by fire, floods, earthquake, storm, theft, chemicals spills, accident, or other cause, except those costs or expenses which Operator is liable for pursuant to Article VI of the Agreement to which this Exhibit is attached. Operator shall furnish Company Notice of damages or losses incurred as soon as practicable after a report thereof has been received.

(m)	Right-of-Way Costs. The costs of rights-of-way and land purchases, damages and appraisals, and legal, regulatory and permit fees specifically related thereto.

(n)	Taxes. All Taxes of every kind and nature assessed or levied upon or incurred in connection with the Pipelines and Terminals that have been paid by Operator for the benefit of Company, including any charges or penalties for late payment thereof, provided such late charge or fee did not arise from Operator’s gross negligence of willful misconduct in the filing and payment of the appropriate Tax.

(o)	Regulatory Costs. The cost of complying with mandated regulatory programs, including, but not limited to, DOT operator qualification training.

(p)	Other Expenditures. Any other expenditure not covered or dealt with in the foregoing provisions of Paragraphs 3(a) through (o), and that is incurred by Operator in the necessary and proper conduct of the Services, and that may be captured and billed to Company on a Direct Cost basis.

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Exhibit G

Arbitration Procedure

Attached to and made a part of that certain Operational Services Agreement (the “Agreement”), dated                     , by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC

Either Party may initiate dispute resolution procedures by sending a Notice to the other Party specifically stating the complaining Party’s Claim and by initiating binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators who shall be neutral, independent, and generally knowledgeable about the type of transaction which gave rise to the dispute. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, provided that the arbitrators shall include in their report/award a list of findings, with supporting evidentiary references, upon which they have relied in making their decision. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Houston, Texas.

Notwithstanding anything herein and regardless of any procedures or rules of the Center for Public Resources, it is expressly agreed that the following shall apply and control over any other provision in this Agreement:

(a)	All offers, conduct, views, opinions and statements made in the course of negotiation or mediation by any of the Parties, their employees, agents, experts, attorneys and representatives, and by any mediator, are confidential, made for compromise and settlement, protected from disclosure under Federal and State Rules of Evidence and Procedure, and inadmissible and not discoverable for any purpose, including impeachment, in litigation or legal proceedings between the Parties, and shall not be disclosed to any Person who is not an agent, employee, expert or representative of the Parties, provided that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of presentation or use in mediation.

(b)	Except to the extent that the Parties may agree upon selection of one or more arbitrators, the Center for Public Resources shall select arbitrators from a panel reviewed by the Parties. The Parties shall be entitled to exercise peremptory strikes against one-third of the panel and may challenge other candidates for lack of neutrality or lack of qualifications. Challenges shall be resolved in accordance with Center for Public Resource rules.

(c)	The Parties shall have at least 20 Days following the close of hearing within which to submit a brief (not to exceed 18 pages in length) and ten Days from date of receipt of the opponent’s brief within which to respond thereto.

(d)	The Parties expressly agree that the arbitrators shall not award punitive damages, consequential damages, or attorneys’ fees (except attorneys’ fees specifically authorized by the Agreement).

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(e)	The fees and expenses of any mediator or arbitrator shall be shared equally by the Parties.

(f)	The Parties may, by written agreement (signed by both Parties), alter any time deadline or location(s) for meetings.

Time is of the essence for purposes of the provisions of this Exhibit.

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